                             TAX SHARING AGREEMENT


         This AGREEMENT, effective as of March 12, 1998, by and among SF Holdings Group, Inc. ("Parent") and The Fonda Group, Inc. ("Subsidiary"):

                                  WITNESSETH:

         WHEREAS, the parties hereto are part of an affiliated group (the "Affiliated Group," the members of which are hereinafter sometimes referred to as "Members," or in the singular "Member"), as defined in Section 1504(a) of the Internal Revenue Code of 1986, as amended (the "Code"); and

         WHEREAS, such Affiliated Group intends to file a consolidated federal income tax return in accordance with section 1501 of the Code; and

         WHEREAS, Parent is the common parent of the Affiliated Group, within the meaning of Code Section 1504(a)(1) and the Treasury Regulations issued pursuant to section 1502 of the Code; and

         WHEREAS, it is the intent and desire of the parties hereto that a method be established for reimbursing Parent for payment of Subsidiary's allocable share of the Affiliated Group's consolidated "federal income tax liability" (as determined under Treasury Regulation ss. 1.1502- 2); for compensating Subsidiary for use of its "net operating loss" or "tax credits" in arriving at such tax liability; and to provide for the allocation and payment of any refund arising from a carryback of net operating losses or tax credits from subsequent taxable years.

         NOW, THEREFORE, in consideration of the mutual covenants and promises contained herein, the parties hereto agree as follows:

         1. Subsidiary shall execute and file such consents, elections, and other documents that may be required or appropriate for the proper filing of U.S. consolidated federal income tax returns for the taxable years in which this Agreement is in effect.

         2. The tax liability of the Affiliated Group shall be allocated to Subsidiary in the following manner:

         Step 1. The consolidated federal income tax liability of the Affiliated Group, as determined under Treasury Regulation ss. 1.1502-2, shall be allocated to Subsidiary in accordance with the method set forth in section 1552(a)(1) of the Code and Treasury Regulation ss. 1.1552-1(a)(1) and (b) (or in accordance with one of the methods set forth in section 1552(a)(2) or (3) if the Affiliated Group elects to adopt such an alternative method);

         Step 2. An additional amount shall be allocated to Subsidiary equal to 100 percent of the excess, if any, of (1) the "separate return tax liability" of Subsidiary for the taxable year over (2) the tax liability of Subsidiary as determined in accordance with Step 1 of Paragraph 2 of this Agreement. For purposes of the preceding sentence, the "separate return tax liability" shall be determined as if Subsidiary were filing a separate tax return under the Code, without application of the exceptions contained in Treasury Regulation ss. 1.1552-1(a)(2)(ii). For purposes of determining the "separate return tax liability" of Subsidiary:

         a. Any dividends received from another Member will be assumed to qualify for the 100 percent dividends received deduction of section 243 of the Code, or shall be eliminated from such calculation in accordance with Treasury Regulation ss. 1.1502-13(f).

         b. Gain or loss on intercompany transactions, whether deferred or not, shall be treated in the manner required by Treasury Regulation ss. 1.1502-13.

         c. Limitations on the calculation of a deduction or the utilization of tax credits or the calculation of a tax liability shall be made on a consolidated basis. Accordingly, the limitations provided in sections 38(c), 56, 170(b)(2), and 172(b)(2) of the Code and similar limitations shall be applied on a consolidated basis.

         d. Elections as to tax credits and tax computations that may have been different from the consolidated treatment if separate returns were filed shall be made on an annual basis by Parent.

         Step 3. The total of any additional amounts allocated to Subsidiary pursuant to Step 2 of Paragraph 2 of this Agreement (including amounts allocated as a result of a carryback) shall be paid (as provided in paragraph 5 of this Agreement) by Subsidiary to Parent. If (1) Subsidiary's "separate return tax liability" for a taxable year is zero, and (2) the aggregate "separate return tax liabilities" of the other Members of the Affiliated Group (determined under Step 2 of this Paragraph 2) exceed their aggregate tax liability for such year determined under Step 1 of this Paragraph 2, then Parent shall pay to Subsidiary the portion of such excess, if any, attributable to the Affiliated Group's utilization in such year of a net operating loss or tax credit of Subsidiary (taking into account carrybacks or carryforwards). Subsidiary's share of any such excess shall be determined by Parent in a reasonable and consistent basis, which will generally be the case if the share is equal to 35 percent of net operating losses utilized and 100 percent of tax credits utilized (unless, due to special circumstances, this would be inequitable) as substantiated by specific records maintained for such purposes.

         Under the principles of Revenue Ruling 66-374, 1966-2 C.B. 427, the net operating loss of Subsidiary is the deduction that Subsidiary would have had available if it actually filed a separate return for the year and thus would not include any portion of Subsidiary's net operating loss sustained in a prior or subsequent year that had been absorbed by the Affiliated Group or by Subsidiary in computing actual liabilities for prior or subsequent years. Notwithstanding the preceding sentence, no benefit under Step 3 of Paragraph 2 of this Agreement shall be granted Subsidiary unless the net operating loss is availed of in reducing the consolidated federal income tax liability of the Affiliated Group. The rules stated in the previous sentences regarding carryover net operating losses will also apply in the computation of other carryover items such as investment tax credits, foreign tax credits, and charitable contribution deductions.

         In calculating any benefit from a carryback or carryover of net operating losses, adjustments shall be made to such prior or subsequent year's separate return tax liability as required under sections 172(b)(2) and 172(d) of the Code. For purposes of this calculation, the election under section 172(b)(3) shall be made on a separate company basis.

         3. Regarding the application of the allocation method in Paragraph 2 of this Agreement, the following principles will govern:

         a. It is acknowledged that allocation of the consolidated federal income tax liability under Treasury Regulation ss. 1.1552-1(a)(1) and Step 1 of Paragraph 2 of this Agreement shall (in accordance with Treasury Regulation ss. 1.1552-1(b)(2)) in the amount allocated to Subsidiary (or another Member) (i) decrease the earnings and profits of such Member and (ii) be treated as a liability of such Member for such amount.

         b. It is acknowledged that allocations under Step 2 and Step 3 (but not Step 1) of Paragraph 2 of this Agreement to Subsidiary (or other individual Members of the Affiliated Group) will not create liabilities and receivables among such Members, under the principles of Treasury Regulationss.1.1552-1(b)(2), Revenue Ruling 73-605,
                  1973-2 C.B. 109, and Revenue Ruling 76-302, 1976-2 C.B. 257,
                  but rather will be regarded as distributions with respect to stock, contributions to capital, or combinations thereof when such amounts are paid pursuant to Paragraph 5 of this Agreement.

         4. The provisions of this Agreement shall be administered by  Parent.

         5. Subsidiary shall pay Parent its allocated consolidated federal income tax liability under Step 1 of Paragraph 2 of this Agreement. Subsidiary shall pay Parent, or Parent shall pay Subsidiary, as the case may be, the respective amounts set forth in Step 3 of Paragraph 2 of this Agreement. Payments are to be made no later than ten days after the date of filing of the consolidated federal income tax return for such taxable year.

         6. Parent shall have the right to assess Subsidiary its share of estimated tax payments to be made on the projected consolidated federal income tax liability for each year. Such payment shall be made ten days after such assessment. Subsidiary shall receive credit for such prepayments in the year-end computation under Paragraph 5 of this Agreement.

         7. If part or all of an unused consolidated net operating loss or tax credit is allocated to Subsidiary pursuant to Treasury Regulation ss.ss. 1.1502-21T and 1.1502-79A, and it is carried back or forward to a year in which Subsidiary filed a separate income tax return or a consolidated federal income tax return with another affiliated group, any reduction in tax liability arising from the carryover shall be retained by Subsidiary. Parent shall determine whether an election shall be made not to carry back any consolidated net operating loss arising in a consolidated return year (including any portion allocated to Subsidiary under Treasury Regulation ss. 1.1502-79) in accordance with section 172(b)(3) of the 1986 Code.

         8. If the consolidated federal income tax liability is adjusted for any taxable period, whether by means of an amended return, claim for refund, or audit by the Internal Revenue Service, the liability of (or amounts owing to) Subsidiary shall be recomputed under Paragraphs 2 and 3 of this Agreement to give effect to such adjustments. In the case of a refund, Parent shall make payment to Subsidiary for its share of the refund, determined in the same manner as in Paragraph 5 of this Agreement, within ten days after the refund is received by Parent, and in the case of an increase in tax liability, Subsidiary shall pay to Parent its allocable share of such increased tax liability within ten days after receiving notice of such liability from Parent. If any interest is to be paid or received as a result of a consolidated federal income tax deficiency or refund, such interest shall be allocated to Subsidiary in the ratio that Subsidiary's change in consolidated federal income tax liability bears to the total change in tax liability. Any penalty shall be allocated upon such basis as Parent deems just and proper in view of all applicable circumstances.

         9. This Agreement shall continue to apply unless and until Parent and Subsidiary agree in writing to terminate the Agreement or Subsidiary is no longer a Member of the Affiliated Group. Notwithstanding such termination, this Agreement shall continue in effect with respect to any payment or refunds due for all taxable periods prior to termination.

         10. The Agreement shall not be assignable by either party without the prior written consent of the other.

         11. All material including, but not limited to, returns, supporting schedules, work papers, correspondence, and other documents relating to the consolidated federal income tax returns filed for a taxable year during which this Agreement was in effect shall be made available to any party to the Agreement during regular business hours for a minimum period equal to applicable federal record retention requirements.

         12. A dispute or difference between the parties with respect to the operation or interpretation of this Agreement shall be decided by three arbitrators. Each Party shall elect one arbitrator and agree on a third. The losing party shall bear the cost of arbitration including all fees for attorneys and accountants.

         13. Any alteration, modification, addition, deletion, or other change in the consolidated income tax return provisions of the Code or the regulations thereunder shall automatically be applicable to this Agreement mutatis mutandis.

         14. This Agreement shall bind and inure to the respective successors and assigns of the parties hereto; but no assignment shall relieve any party's obligations hereunder without the written consent of the other parties.

         15. This Agreement shall be governed by the laws of the State of Delaware.

         IN WITNESS WHEREOF, the parties hereto have caused their names to be subscribed and executed by their respective authorized officers on the dates indicated, effective as of the date first written above.

                                           SF Holdings Group, Inc.



                                           By:/s/ Hans Heinsen
                                              _____________________________
                                               Name:  Hans Heinsen
                                               Title:  Chief Financial Officer



                                           The Fonda Group, Inc.



                                           By: /s/ Harvey L. Friedman
                                              _____________________________
                                               Name:  Harvey L. Friedman
                                               Title:  Secretary